Exhibit 99.1 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 December 9, 2005

J. DAVID HEANEY JOINS ZIONS BANCORPORATION BOARD OF DIRECTORS

Amegy Bank of Texas CEO Paul B. Murphy Jr. Named Executive Vice President of Zions Bancorporation

SALT LAKE CITY, December 9, 2005 – Zions Bancorporation (NASDAQ: ZION) announced today the appointment of J. David Heaney to its board of directors. In addition, Paul B. Murphy Jr., chief executive officer of Amegy Bank of Texas, has been named an executive vice president of Zions Bancorporation.

Heaney was a director of Amegy Bancorporation, Inc., which was acquired by Zions Bancorporation on Dec. 3. Heaney was a member of Amegy’s Executive and Risk Committee and its Compensation Committee and was chairman of its Audit Committee. Heaney, a founding director of Amegy Bank N.A., will remain a member of the Texas-based bank’s board.

“David Heaney has extensive experience in the banking and energy industries. He will be a tremendous asset to our company,” said Harris H. Simmons, chairman and chief executive officer of Zions Bancorporation. “Also, as one of Amegy’s first employees, Paul Murphy has helped grow Amegy Bank of Texas into one of the best performing banks in the nation. I am pleased to have Paul on our executive management team.”

Heaney is the co-founder and chairman of Heaney Rosenthal Inc., a financial organization specializing in the acquisition of businesses in various industry segments. Heaney has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc., which was formed in 1986 to acquire Monsanto’s chemical assets in Texas City, Texas, and became a Fortune 500 company. He received his undergraduate and juris doctor degrees from the University of Texas and was a partner in the firm of Bracewell & Patterson (now Bracewell & Giuliani).

Heaney will be eligible for re-election at the annual meeting of shareholders in 2006.

Murphy joined Amegy in 1990 as an executive vice president, was elected director in 1994, became president in 1996 and chief executive offer in 2000. At the time of its merger with Zions, Amegy had grown from one location and assets of $50 million in 15 years to a bank of $7.89 billion in assets and 80 locations throughout the greater Houston and Dallas metropolitan areas. Murphy began his banking career with Allied Bank of Texas in 1981. He received his bachelor degree in finance from Mississippi State University and earned his MBA from the University of Texas at Austin. He is a member of the Governor’s Business Council and is a board member of the Greater Houston Partnership and St. Luke’s Episcopal Health System.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through over 450 offices and 500 ATMs in nine Western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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